Compliance Breaches Policy, Code of Ethics and Insider Trading Policy, and Confidential Information Policy

III.
COMPLIANCE BREACHES POLICY

The Firm expects all personnel, regardless of position, to comply with the specific obligations contained in the Firm’s Manual, as well as the spirit of the Manual. The Firm treats violations of the Manual very seriously.

While the Manual addresses a broad range of areas and conduct, Employees may encounter situations not specifically addressed in the Manual. In those circumstances, Employees should be guided by a basic duty to act in the best interests of the Funds. In addition, compliance with each of the specific procedures will not shield an Employee from liability for conduct that violates the Firm’s duty to the Funds. Accordingly, the policies and procedures contained in the Manual will be interpreted broadly to prevent any situation which could impugn the Firm’s reputation for professionalism and integrity. In short, it is the duty of all Employees to follow both the specific requirements and the spirit of the Manual.

As a result, the Firm also reserves the right to take disciplinary action, including termination of employment, against an Employee if his or her conduct is deemed to be immoral, unethical or illegal, whether or not such conduct technically constitutes a violation of this Manual or relates to the Firm’s business. The Firm may take such action if, in its sole judgment, the Firm believes that an Employee’s conduct poses any reputational risk to the Firm.

Procedures

If any Firm personnel violate either the letter or the spirit of the Manual, the Firm may take disciplinary measures against such persons. These measures may include, but are not limited to:

(1)
a verbal or written warning;
(2)
imposing penalties or fines;
(3)
requiring unwinding of personal securities trades;
(4)
requiring disgorgement of trading gains or payment of losses avoided;
(5)
suspending personal trading privileges;
(6)
reduction of compensation or demotion;
(7)
suspending employment without pay or terminating employment; or
(8)
referring personnel to the U.S. Securities and Exchange Commission (hereafter referred to as, the “SEC”) or other government or self-regulatory agency.

Upon a potential breach, the CCOs, together with the Firm’s Legal Department, may conduct an investigation and based on the findings, disciplinary measures for violations of the Manual may be administered by the CCOs. The CCOs will inform the Conflicts & Compliance Committee of any significant disciplinary measures imposed.

IV.
CODE OF ETHICS

This is the Code of Ethics (the “Code”) of the Firm. The Code is intended to satisfy the code of ethics requirements of Rule 204A-1 under the Advisers Act. The Code applies in its entirety to the Firm’s Supervised Persons. All employees of the Firm and its affiliated entities are considered Supervised Persons for purposes of this Code.

The CCOs have the authority to grant written waivers of the provisions of the Code to Supervised Persons in appropriate instances. However, the Firm expects that waivers will be granted only in rare instances. Any waivers that are granted to Supervised Persons must be reasonable and well documented. The CCOs will review the terms and provisions of the Code at least annually to determine if current provisions of the Code are no longer applicable or if it is prudent to add additional provisions to the Code in order to retain the highest level of integrity as well as professional and ethical standards.

All Supervised Persons will be provided with a copy of the Code upon becoming a Supervised Person and must acknowledge their receipt of the Code. In addition, all Supervised Persons will on at least an annual basis, be required to recertify that they have read and understand the Code and will comply with its provisions.

Any violation of the Code by any Supervised Person or, in certain circumstances, members of an Supervised Person’s family may result in dismissal, suspension with or without pay, or other disciplinary sanctions, regardless of whether or not the violation of the Code also constitutes a violation of law. In situations where a violation of the Code might also constitute a violation of applicable law (e.g., improperly trading while in possession of material non-public information), penalties might include civil or criminal liability, including fines, imprisonment, disgorgement of profits realized or losses avoided and other sanctions. All Supervised Persons should be aware that the Firm may initiate or cooperate in proceedings resulting in such liability.

A.
General Principles

The Firm is committed to the highest standards of business conduct in its relationships with each other and with its Clients and other third parties. As such, the Firm conducts its business in accordance with all applicable laws and regulations, in accordance with the highest standards of business ethics, and consistent with our fiduciary obligations. All Supervised Persons are expected to comply with the policies set forth in the Code. Read the Code carefully and make sure you understand it. If you have any questions, speak to a member of the Compliance Department.

Our business depends on the reputation of the Firm and, in turn, its Supervised Persons, for integrity and principled business conduct. Thus, in many instances, the policies referenced in the Code intentionally go beyond the requirements of the law. That said, the Code cannot and is not intended to cover every applicable law or regulation or provide answers to all questions that might arise; for that we must ultimately rely on each person’s good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

It is generally improper for the Firm or its Supervised Persons to:

(1)
use for their own benefit or the benefit of anyone other than a Client information about the Firm’s trading or investment recommendations for a Client; or
(2)
take advantage of investment opportunities that would otherwise be deemed suitable for a Client.

The Firm expects all Supervised Persons to comply with the spirit of the Code, as well as the specific rules contained in the Code. The Firm treats violations of the Code (including violations of the spirit of the Code) very seriously and reserves the right to take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of any applicable trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of the Code. You can also violate the Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate the Code even if a Client or the Firm is not harmed by your conduct.

If you have any doubt or uncertainty about what the Code requires or permits, you should ask the Compliance Department. Any violations of the Code must be reported promptly to the CCOs.

B.
General Restrictions and Guidelines

The Code applies to all Supervised Persons’ securities transactions as well as securities transactions by any members of their Family/Household. Members of your Family/Household include:

(1)
Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support);
(2)
Children under the age of 18;
(3)
Children over the age of 18 who reside with you;
(4)
Any of the following: parents, grandparents, siblings, or other members of your family who reside with you; and
(5)
Any other person to whom you provide primary financial support.

There are several reasons why the Code covers securities transactions made by members of your Family/Household. First, members of your Family/Household must not be allowed to benefit from information they learn regarding the Firm’s possible investment transactions. Second, the SEC regards any benefit to a person who you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person’s support. Given that the SEC and public will likely perceive any questionable securities trades by members of your Family/Household as harshly as if they were made by the Supervised Persons themselves, we believe that the Code must extend to such individuals.

C.
Conflicts of Interest Generally

Generally speaking, a conflict of interest, potential or actual, arises whenever the interests of the Firm or its Supervised Persons are inconsistent with, or appear to be inconsistent with, those of a Client, or when the interests of one Client appear to be inconsistent with those of another Client. For example, situations that may give rise to a potential conflict of interest between Clients can include: allocating investment opportunities among Clients (or among Clients and the Firm or its personnel), causing one Client to enter into a transaction with another Client (or the Firm itself) or making investment decisions for one Client that appear to be inconsistent with investment decisions made on behalf of another Client. A conflict of interest may also arise whenever a Supervised Person’s personal interests interfere in any way with the interests of a Client, including actions or interests that make it difficult for an Employee to objectively and effectively perform work on behalf of the Firm.

As such, it is the responsibility of every Supervised Person to assist in identifying actual or potential conflicts of interest associated with Firm business and to bring any such issues to the attention of a member of the Compliance Department. The identification and management of potential conflicts of interest is a commitment that the Firm has made to each of its Clients and is a fundamental consideration in all of the Firm’s investment advisory activities. As such, Supervised Persons are required to complete a Compliance Questionnaire (a copy of which is available in MCO) through MCO when they join the Firm and periodically thereafter, upon request, to help the Firm monitor any potential conflicts of interest.

The Firm has established a Conflicts & Compliance Committee that will assist in identifying and addressing potential conflicts of interest that may arise. The Committee includes the Firm’s Co- Chief Investment Officer, Head of Advisory Services, Chief Operating Officer, Chief Administrative Officer, Chief Financial Officer, Global Head of Credit, Head of Real Estate, and each Adviser’s General Counsel, CCO and Deputy CCO. In addition, the Conflicts & Compliance Committee will:

(1)
Assess the Firm’s Annual Compliance Review;
(2)
Assess new or potential conflicts that have not previously been addressed;
(3)
Determine whether new policies or amendments to existing policies are necessary or appropriate;
(4)
Review the effectiveness of the Firm’s conflicts management process;
(5)
Maintain records of how material conflicts were addressed; and
(6)
Review and approve best execution practices.
D.
Family Connections to Public and Private Companies

In aiming to identify and address potential and perceived conflicts of interest, Supervised Persons of the Firm are required to disclose to the Compliance Department, to the extent known, any family member that: (1) serves as an employee, officer, director or trustee of, or has a substantial interest in or a substantial business relationship with, a public company; or (2) serves as an employee, officer, director or trustee of, or has a substantial interest in or a substantial business relationship with, any competitor, client, broker-dealer, counterparty or supplier of the Firm.

E.
Outside Business Activities

Supervised Persons must submit an Outside Business Activity Disclosure Form in MCO and receive prior approval from the Compliance Department before they may be (i) an employee, independent contractor, sole proprietor, majority owner or business partner of any for-profit business outside of his/her employment with the Firm; (ii) compensated or have the reasonable expectation of receiving profits in connection with any business operated by the Supervised Person or member of his/her Family/Household; (iii) an officer, director, board observer for a for-profit business organization or serve in another corporate capacity for a for-profit business organization; or (iv) a trustee or trust protector for any trust for the benefit of someone with whom the Supervised Person does not have a familial relationship.

An Outside Business Activity Disclosure Form should also be submitted in MCO in connection with any non-profit outside activity prior to participating in such activity or promptly thereafter. Non-profit outside activities include but are not limited to, serving as an officer, director, board observer or in another corporate capacity for a non-profit or charitable corporation, volunteering or providing non-financial-related advice or services to a non-profit corporation for no compensation. Non-profit and charitable outside activities are subject to the review and consent of the CCOs.

The Outside Business Activities Disclosure Form includes details regarding time devoted to activity and amount of compensation to be received, if any. Supervised Persons that sit on boards of affiliated companies or perform functions for affiliates of the Firm must also provide notice of these activities by completing an Outside Business Activities Disclosure Form in MCO.

At the direction of the CCOs, in its sole discretion, an Employee may be required to resign from a directorship. Approvals of outside business activities, if granted, may be subject to restrictions or qualifications and are revocable at any time. In addition, the Compliance Department will periodically review personal trading and conduct email surveillance in issuers where an Employee serves as an officer or director of a public company that is not a current portfolio company of a BDT or MSD managed Fund.

F.
Doing Business with Members of the Firm’s Network

Supervised Persons are generally prohibited from directly or indirectly engaging in any Business Dealings with any Network Member when such Business Dealings are conducted outside of the Firm or its affiliates. Supervised Persons may seek approval from the CCOs.

The CCOs shall review and discuss such request with the Conflicts & Compliance Committee. If applicable, the Supervised Person shall also submit a Private Securities Disclosure Form through MCO.

For purposes of this policy:

(1)
“Indirectly engaging” includes, but is not limited to, (a) by or through a family member, or (b) by or through an entity in which the employee or family member is an owner, partner, shareholder, investor, principal, or other beneficiary or potential beneficiary.
(2)
Business Dealings include (a) any co-investments, transaction or series of transactions involving the purchase, assignment, investment, transfer, receipt, lending, renting, or borrowing, of goods, services, property, equity, interest, purchase rights, other rights, or cash (or cash equivalents) in which the total value of the transaction(s) or potential return exceeds $500 at any one time or in any calendar year; or (b) serving in any role that involves decision-making authority, including as a trustee, executor, principal, officer, director, board member, landlord, or lessor.
(3)
Network Member means any individual or entity that (a) is a client or customer of the Firm, its affiliates or investment funds managed by an affiliate of the Firm, or (b) is or has been within any six (6) month period otherwise affiliated with the Firm, its affiliates, investment funds managed by an affiliate of the Firm, or Firm investments as an employee, investor, director, vendor, client, or customer.
G.
Personal Trading
1.
Covered Securities subject to the Code

The Firm’s policies and procedures regarding personal securities trading apply to transactions involving a Covered Security. Covered Securities include:

(1)
Individual Stocks, Corporate Bonds, Futures, Options and Warrants;
(2)
Exchange-Traded Funds (ETFs) (except as set out below), Closed-End Mutual Funds and Unit Trusts;
(3)
Hedge Funds, Partnership Interests and Investment Clubs;
(4)
Cryptocurrencies, digital assets or coins except for Bitcoin or Ethereum;
(5)
Real Estate investments (including REITs); and
(6)
Any other financial instrument that is considered a security.

The following are generally not considered Covered Securities and do not require pre-clearance, though reporting requirements may apply as provided below:

(1)
Open-End Mutual funds;
(2)
Unit investment trusts that invest exclusively in one or more open-end mutual funds;
(3)
Certificates of deposit (CDs), U.S. Treasury securities, municipal bonds and money market funds;

(4)
Co-op securities in connection with a residential real estate transaction that functioned or will function as your primary or secondary residence;
(5)
Private funds or investment vehicles/accounts that the Firm or one of its affiliates manage (since acceptance of an initial subscription constitutes “approval”);
(6)
Certain Treasury ETFs as approved from time to time by the CCOs and S&P 500 Index-based ETFs (Ex. SPY, IVV and VOO); and
(7)
Transactions in Bitcoin or Ethereum.

The CCOs may re-evaluate the policy and ask for additional information at any time given regulatory developments in this area. If an Employee has any question or doubt about whether an investment is a considered a Covered Security under the Code, assume that the investment is a Covered Security and seek guidance from the Compliance Department.

2.
Transacting in Public Issuers

The Firm permits limited trading in single name equity securities or listed options so long as (i) the market capitalization of the issuer at the time of the trade must be greater than $1 billion; (ii) the issuer is not currently held in a portfolio managed by the Firm or its affiliates; (iii) the issuer is not under active consideration by a portfolio of the Firm or its affiliates; and (iv) the Employee must hold such position for at least 120 days.

All transactions in public issuers (except certain Treasury ETFs and S&P 500 Index-based ETFs) must be “market orders” (i.e., “limit orders” that are good till canceled are prohibited; day only limit orders are allowed). Similarly, charitable donations of securities must be pre-cleared through MCO.

3.
Short Sale Transactions

While you are permitted to purchase a security that is directionally bearish (e.g., an inverse/short/bear ETF with pre-approval), you are not permitted to engage in short-selling (i.e., a transaction where an investor sells borrowed securities by posting money to a margin account in anticipation of a price decline in such securities).

4.
Commodities and Futures

You may not invest in commodities or futures other than through ETFs. Personal trading in derivative instruments or investment products on a commodity exchange is prohibited.

5.
Prohibition on Owning Dell Instruments

You may not own, purchase or sell any Dell Instruments (as defined below). This prohibition includes, but is not limited to, equity securities, debt securities, options and warrants and derivative instruments (e.g., options, total return swaps etc.) tied directly to the value of Dell Technologies Inc. (all such securities and instruments collectively, “Dell Instruments”).

If you own Dell Instruments in any Personal Securities Account at the time you accept a job offer, you should promptly notify the Compliance Department and arrange to sell the Dell Instruments in their entirety before beginning your employment. You may not thereafter transact in or hold Dell Instruments for the duration of your employment with the Firm absent written approval from the Compliance Department.

Employees who own Dell Instruments as a result of the take private and subsequent public listing of Dell Technologies Inc. while employed by MSD Partners, L.P. are permitted to sell Dell Instruments during the applicable company trading windows. Such transactions must be submitted via MCO and are subject to pre-approval by the Compliance Department.

6.
Cryptocurrencies, Digital Assets and Coins

The Firm permits you to open an account to purchase digital assets or coins (e.g., Bitcoin and Ethereum). Such accounts are Personal Securities Accounts and must be disclosed to the Compliance Department via MCO. Bitcoin and Ethereum are not Covered Securities and transactions in Bitcoin or Ethereum do not require preapproval. However, all other transactions (i.e., buys, sells, exchanges, pledges) in cryptocurrency, digital assets or coins must be submitted through MCO and approved by the Compliance Department . The cryptocurrency, digital assets or coins must have a minimum market cap of at least $1 billion at the time of the trade. Transactions in cryptocurrencies, digital assets or coins are not subject to a 120-day hold period.

7.
IPO/ICO Purchases

BDT & MSD Partners, LLC is regulated by the SEC and FINRA. FINRA Rule 5130 prohibits FINRA members, their partners, employees, agents and associates, and family members of any such persons, from purchasing equity securities in an initial public offering (“IPO”). Sales to accounts in which any such person has a beneficial interest, e.g., a hedge fund, limited partnership or investment club, are also prohibited. As certain Supervised Persons of the Firm are also associated persons of BDT & MSD Partners, LLC, this provision applies to accounts in which a Supervised Person or any Family/Household member thereof has a beneficial interest.

The Compliance Department is designated with the responsibility for monitoring compliance with the FINRA Rule 5130. Each relevant Supervised Person must confirm acceptance of, and adherence to the FINRA Rule 5130 by completing the “Rule 5130 New Issue Acknowledgment” in MCO.

You are prohibited from participating in Initial Coin Offerings (“ICO”), pre-ICOs or similar offerings of a new digital asset. Engaging in the offering, sale or distribution of new cryptocurrency, or pre-ICOs may be considered as engaging in securities transactions and is restricted for all Supervised Persons and members of their Family/Household.

8.
Personal Securities Accounts subject to the Code

Personal Securities Accounts generally include any account or entity, including a trust, which you or members of your Family/Household have either: (1) a financial interest or (2) sole or shared investment discretion over the portfolio. The CCOs may determine that certain accounts are not Personal Securities Accounts, such as to the extent that your shared discretion results from you being a member of the investment committee of a charitable organization, a determination can be made whether that is a Personal Security Account. The following types of accounts are Personal Securities Accounts, all of which are subject to the Firm’s policies and procedures:

(1)
Brokerage Accounts and any other account maintained for the purpose of trading in Covered Securities for investment purposes;
(2)
Investment Retirement Accounts (IRAs), Stocks and Shares ISAs and Self- Invested Personal Pensions (SIPPs);
(3)
Employee Retirement Plans (401(k)s, 403(b)s and equivalent plans excluding 401(k) accounts of the Firm and its affiliates) and, Employee Stock Purchase Plans (ESPP);
(4)
Health Savings Accounts (HSAs);
(5)
Donor-Advised Funds (DAFs);
(6)
Accounts that only hold Alternative Investments or Privately-held Securities (Hedge Funds, Partnership Interests, Real Estate, Investment Clubs, etc.); and
(7)
Cryptocurrency Exchanges/Wallets or other accounts to purchase digital assets or coins (Binance, Coinbase, Gemini, etc.).
9.
Approval Requirements

All proposed transactions in Covered Securities in Personal Securities Accounts maintained by you or a member of your Family/Household must be submitted through MCO and approved by the Compliance Department prior to execution. You must complete and submit to the Compliance Department a “Pre-Clearance Form” (public securities) or “Private Securities Disclosure Form” (investment not involving a public company) in MCO. These requests will be promptly reviewed and a response will be sent to you from MCO.

Certain transactions, as provided above, do not require pre-clearance.

All Supervised Persons and any members of their Family/Household must abide by the following restrictions and guidelines unless otherwise approved by the Compliance Department in writing:

(1)
Prior to effecting any trade in a Covered Security, Supervised Persons should consider the guidelines and restrictions applicable to trading while in possession of material non-public information or inside information.
(2)
No trade may be made in any single name equity securities or listed options where the market capitalization of the issuer at the time of the trade is $1 billion or below.

(3)
No trade may be made in any cryptocurrency, digital assets or coins where the market cap at the time of the trade is $1 billion or below.
(4)
You must obtain approval for every Covered Securities transaction you wish to execute or investment you wish to make, even if you received prior approval for the original purchase or sale of the same Covered Security.
(5)
Approved trades in Covered Securities must be executed within 48 hours from the time that notification of approval is given.
(6)
Transactions in individual stocks, stock options, or stock futures are limited to a maximum of five (5) pre-clearance requests per month.
(7)
Purchases in individual stocks are subject to a minimum hold period of 120 days.
(8)
The five (5) pre-clearance requests per month and minimum hold period of 120 days limits do not apply to single issuer securities received as a result of a distribution of Client portfolio holdings.
(9)
New Supervised Persons must obtain approval to sell any Covered Securities that were acquired prior to becoming a Supervised Person of the Firm.

If for any reason the trade cannot be executed within 48 hours, you must again seek re-approval for the transaction prior to execution. The Firm has the right to deny approval for any securities transaction or investment. The fact that approval for a securities transaction or investment is granted or denied is highly confidential and must not be disclosed to anyone inside or outside the Firm. Supervised Persons must not engage in discussions as to the reasons for the grant or denial of approval.

These policies and procedures do not apply to securities that are being managed in a Personal Securities Account for your benefit or the benefit of a member of your Family/Household on a discretionary basis by an investment adviser, broker, bank, trust company or other manager and over which neither you nor members of your Family/Household can exercise any “Direct or Indirect Influence or Control” (hereafter referred to as a, “Discretionary Managed Account”).

Direct or Indirect Influence or Control means the ability to influence or control, directly or indirectly, specific investment decisions within an investment account, including:

(1)
Suggesting purchases or sales of specific investments to the trustee or third- party discretionary manager of an account;
(2)
Directing purchases or sales of specific investments in an account; and
(3)
Consulting with the trustee or third-party discretionary manager of an account as to the purchase, sale or status of specific investments to be made in an account.

For these purposes, discussions with a trustee or third-party manager of a discretionary account that simply summarize, describe or explain account activity, without directions or suggestions from the beneficial account holder, is not considered Direct or Indirect Influence or Control over an account. The CCOs may seek to obtain such additional information as she considers necessary to determine whether a particular account is within the Direct or Indirect Influence or Control of a Supervised Person or a member of his or her Family/Household.

To request approval for this exemption, you must submit the “Discretionary Managed Account Certification” through MCO. If the request is approved, you must affirm this Discretionary Managed Account Certification annually thereafter through MCO. In addition, you must provide a Discretionary Managed Account Letter from your broker confirming that it is a Discretionary Managed Account or a copy of the investment advisory agreement (or similar agreement) governing the Discretionary Managed Account. Please contact a member of the Compliance Department for assistance.

Based on the information received, the Compliance Department will confirm initially and annually that you and members of your Family/Household do not have Direct or Indirect Influence or Control over the Discretionary Managed Account. The Compliance Department reserves the right to rescind an account’s designation as a Discretionary Managed Account at any time.

10.
Prohibition of Trading While in Possession of Confidential or Inside Information

Supervised Persons are prohibited from (i) purchasing or selling any security, directly or indirectly or (ii) advising or suggesting that anyone else purchase or sell any security, if such purchase, sale, advice, or suggestion occurs while the Supervised Person is in possession of inside information which relates to the issuer of the security. The foregoing policy continues to apply even after your termination of employment with the Firm for any reason until such information has become generally available to the public other than through disclosure by or through the Firm.

If you have any doubt as to the status of information in your possession, you should inform the CCOs at the time approval is sought for a transaction, and at all times prior to the execution of the transaction. If you come into possession of questionable information after approval for a transaction is received, but before execution of the transaction, you should refrain from executing the transaction until you first consult with the CCOs.

11.
Restricted Trading List

The Firm’s Restricted List sets forth issuers for which the Firm may be in possession of inside information concerning the securities of such issuers or other reasons. The Restricted List must be treated by all Supervised Persons as confidential information. The Restricted List is maintained by the Compliance Department, and it is circulated on a limited basis to certain Supervised Persons to assist in implementing its function.

Consideration is given to adding issuers to the Restricted List under the following circumstances:

(1)
When, because of an institutional relationship or otherwise, the Firm learns of inside information or other “material” information concerning an issuer,

transaction, or development, though the Firm has no involvement with the issuer or in the transaction or development.

(2)
When the Firm has been formally retained by an issuer of securities.
(3)
When the Firm is actively considering making a sales pitch or presentation or has made a sales pitch or presentation to a prospective client. What constitutes “active consideration” will depend on the facts and circumstances of a given situation. Initiation of information gathering and/or background analysis are examples of steps that may or may not constitute active consideration. The criterion is not “formal” retention, as active consideration may take place before “formal” retention.
(4)
When the Firm is actively considering any involvement in, or formally proposing involvement in, a transaction or other issue or development.
(5)
When the Firm becomes aware of potential merger partners/targets of Firm clients.
(6)
When the Firm has come into possession of inside information or it is likely that the Firm will be coming into possession of inside information concerning an issuer or its securities, such as upon the Firm’s signing of a Confidentiality Agreement regarding the receipt of confidential information.
(7)
Where the additional acquisition or securities may cause the Firm to exceed investment limits that trigger additional SEC filings or violate aggregate holdings requirements.
(8)
An instance where the Compliance Department makes a determination that is prudent to avoid even the appearance of impropriety. This may occur in circumstances in which the Firm may not be in possession of material non-public information, but the Compliance Department determines that it is otherwise appropriate to prohibit engaging in transactions in the securities of the company.

The fact that an issuer is on the Restricted List, or otherwise subject to restriction, is itself highly confidential and must not be disclosed by Supervised Persons to any person outside of the Firm. If you become aware of such information, it should be treated accordingly. Disclosure must not be made inside the Firm except on a strict need-to-know basis and only with appropriate prior approval from the Compliance Department.

Supervised Persons and any members of your Family/Household may not engage in any transaction involving securities on the Restricted List. In addition, Supervised Persons and any members of your Family/Household may not engage in personal securities transactions if, at the time of the transaction, you know or should know that the applicable security is being purchased or sold, or is otherwise held by a Client or the Firm, or is being actively considered for purchase or sale by a Client or the Firm whether or not the name is actually on the Restricted Trading List.

12.
Watch List

In addition to the Restricted List, the Compliance Department may maintain a confidential list of companies, the “Watch List”, for which the Compliance Department wants to track trading activity. Only the Compliance Department (and any necessary back office personnel) should have access to the Watch List. The Watch List, or the fact that a company is or is not on the Watch List, will not be communicated to Supervised Persons or to persons outside of the Firm. A company generally will remain on the Watch List until the company has been added to the Restricted List or when the Compliance Department determines that it is otherwise appropriate to remove the company from the Watch List.

The Compliance Department will check securities transactions executed by the Firm on a daily basis to monitor for trades in the securities of companies on the Watch List. Compliance will also utilize the approval process detailed above to monitor trading against the Watch List. The Compliance Department may contact Supervised Persons to ask about particular trading and all Supervised Persons are expected to promptly cooperate with these inquiries.

13.
Restrictions on Personal Securities Trading

The Firm may, in its sole discretion, impose restrictions (in addition to those specifically set forth herein) on the execution of transactions by Personal Securities Accounts. Supervised Persons should be aware and apprise members of your Family/Household that their securities positions may become frozen if the Firm becomes involved in a transaction affecting the issuer of such securities. The imposition of any such restriction is highly confidential and should not be disclosed outside the Firm, or inside the Firm except to the extent necessary to effectuate the restriction. Supervised Persons should avoid discussion as to the reasons for the imposition of any restriction.

H.
Reporting
1.
Reporting Requirements

It is essential that you report any Covered Securities and/or Personal Securities Accounts maintained by you and any member of your Family Household in which you or your Family/Household has “Beneficial Ownership.” Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. Some examples of forms of Beneficial Ownership include:

a.
Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.
b.
Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).
c.
Securities that are being managed for a person’s benefit by an investment adviser, broker, bank, trust company or other manager, unless the CCOs have approved the arrangement and the securities are held in a Non-Discretionary Managed Account.
d.
Securities in a person’s individual retirement account.

e.
Securities in a person’s account in a 401(k) or similar retirement plan.
f.
Securities owned by a trust of which the person is (i) a beneficiary and has investment control over the assets of the trust or (ii) the trustee of a trust and his or her family members are beneficiaries of such trust.
g.
Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).
h.
Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of the Code. You should ask the Compliance Department if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

a.
Initial Holdings Reports

No later than 10 business days after you join the Firm or otherwise became covered by the Code, you must file an Initial Holdings Report in MCO.

The Initial Holdings Report requires you to list all Covered Securities in which you (or any members of your Family/Household) have Beneficial Ownership. It also requires you to list all brokers, dealers and banks with which you or a member of your Family/Household maintained an account in which any Covered Securities were held for the direct or indirect benefit of you or a member of your Family/Household on the date you joined the Firm or became a Supervised Person. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date you joined the Firm or became a Supervised Person.

The Initial Holdings Report also requires you to confirm that you have read and understand the Code and that you understand that it applies to you and any members of your Family/Household.

b.
Annual Holdings Reports

Within 45 days of the end of each year, you must affirm an Annual Holdings Report in MCO. You must submit the Annual Holdings Report even if you have no holdings, transactions or accounts to list in the report.

The Annual Holdings Report requires you to affirm or list all Covered Securities in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31 of the prior year. It also requires you to affirm or list all brokers, dealers and banks with which you or a member of your Family/Household maintained an account in which any Covered Securities were held for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year.

The Annual Holdings Report also requires you to confirm that you have read and understand the Code and have complied with its requirements, and that you understand that it applies to you and any members of your Family/Household.

c.
Electronic Data Feeds, Duplicate Confirmation Statements, and Account Statements

Personal Securities Accounts maintained in the U.S. (and non-U.S. Personal Securities Accounts to the extent possible) must be held at brokerages that provide an electronic feed to MCO. A list of such brokerages can be found on the Compliance homepage or are otherwise available from the Compliance department. Please refer to the “Permitted Brokerages List”. Account statements and trade confirmations for Personal Securities Accounts maintained by you and/or members of your Family/Household will be provided by your broker, dealer or bank to MCO and reviewed and monitored by the Compliance Department. Personal Securities Accounts that are exempt from this requirement include: discretionary accounts managed by a third-party broker, Personal Securities Accounts that can only hold mutual funds, employee retirement plans (401(k)s, 403(b)s and equivalent retirement plans), and 529 college savings plans. An exemption may also be approved by the CCOs. For any Personal Securities Account that is exempt from the electronic feed requirement due to an exemption approval from the CCOs, duplicate account statements and trade confirmations (in hard copy or by email) must be provided by you or your broker, dealer or bank to the Compliance Department in a Quarterly Transaction Report or as requested.

Any confirmation statements must include, for each transaction, the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount of the security, as well as the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected.

d.
Quarterly Transaction Reports

A Quarterly Transaction Report will be required for any Personal Securities Account that must be monitored but is exempt from the electronic feed requirement and duplicate account statements and trade confirmations cannot be provided in hard copy or electronic mail by you or your broker, dealer or bank.

Accounts exempt from the electronic feed requirement include those approved by the CCOs and cryptocurrency accounts. You must file a Quarterly Transaction Report in MCO no later than 30 calendar days after the end of March, June, September and December each year.

The Quarterly Transaction Report of all Covered Securities should include transaction dates, title and type of security and, as applicable, exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and the principal amount in which you or a member of your Family/Household have Beneficial Ownership. It also requires you to report the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected.

You must include in the Quarterly Transaction Report copies of the transaction confirmation statements sent by the broker, dealer or bank not previously provided to the CCOs, if any, and you must certify that those statements, together with duplicate transaction confirmation and account statements sent directly to the CCOs, accurately reflect all transactions during the most recent calendar quarter in Covered Securities in which you or any members of your Family/Household had Beneficial Ownership and were executed through a broker, dealer or bank.

You need not report transactions effected pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

2.
Confidentiality

All reports of securities transactions and any other information filed pursuant to this Section IV shall be treated as confidential to the extent permitted by law.

V.
INSIDER TRADING, CONFIDENTIAL INFORMATION AND MARKET MANIPULATION POLICY

The Firm and its Supervised Persons may come into possession of confidential information in the course of the Firm’s business activities. The Firm is strongly committed to protecting confidential information whether that information is entrusted to the Firm by an actual or prospective client, generated within the Firm or obtained from some other source. The Firm is also strongly committed to avoiding the misuse, or the appearance of misuse, of such information, whether in connection with the trading of securities or otherwise.

In order to comply with the laws and regulations to which the Firm and its Supervised Persons are subject, including those prohibiting the misuse of material non-public information (“MNPI”), to safeguard confidential information, to protect the Firm’s reputation for integrity, to maintain client confidences and to avoid even the appearance of impropriety, the Firm has adopted the policies and procedures described in this policy. This policy applies to each of the Firm’s Supervised Persons and, in regard to personal securities trading, certain members of such Supervised Person’s Family/Household as described below. All Supervised Persons covered by this policy are expected to follow these policies and procedures strictly and to ensure that, where required, any member of a Supervised Person’s Family/Household also strictly follows them.

Any violation of the Firm’s policies and procedures regarding the handling and use of confidential and inside information and personal securities trading by supervised persons and any members of a supervised person’s Family/Household may result in dismissal, suspension with or without pay, or other disciplinary sanctions against the supervised person, whether or not the violation of the Firm’s policy or procedure also constitutes a violation of law. Trading while in possession of, or tipping on the basis of, MNPI could also result in civil or criminal liability, including fines, imprisonment, disgorgement of the profits realized as a result of the illegal trading or tipping and other sanctions. Supervised persons should be aware that the Firm may initiate or cooperate in proceedings resulting in such liability.

The need to exercise care in the handling and use of confidential information must be of constant concern to all Supervised Persons. If you have any question as to the meaning of, or whether a particular action would violate, any of the policies or procedures set forth in this policy, you should promptly contact the CCOs before undertaking any questionable action. You are also required to report promptly any breaches or lapses in the Firm’s policies and procedures to the CCOs.

A.
The Law of Insider Trading

Under the federal securities laws, corporate insiders who possess MNPI about an issuer of securities, and other persons who have received such information from insiders, must either refrain from passing such information on to others and from trading in or recommending the purchase or sale of the issuer’s securities, or they must disclose such information to the investing public. This is known as the “abstain or disclose” rule.

In other words, corporate insiders who trade while in possession of, or tip on the basis of, MNPI violate the anti-fraud provisions of the federal securities laws. To be clear, these insider trading laws apply equally in the event that you recommend or otherwise cause another person to trade while you are in possession of information that would bar you from trading. In addition to these laws, trading or tipping on MNPI about a tender offer violates the SEC rules under most circumstances.

1.
Who is an Insider?

To be subject to the “abstain or disclose” rule, a person must be an insider or have received information from an insider. Corporate officers, directors, employees and advisors who have access to MNPI are “insiders.” Bankers, accountants, underwriters, consultants, lawyers and printers who receive confidential information from a corporate client will ordinarily be considered insiders as well. For purposes of these policies and procedures, the term “insider” includes the Firm and all of its Supervised Persons with respect to information given by our clients or other persons in connection with matters with which the Firm may be involved.

In addition, in the context of an actual or contemplated tender offer, the rules prohibit purchasing or selling securities while in possession of material information relating to a proposed or ongoing tender offer for such securities, if the person trading knows or has reason to know such information is non-public and was acquired directly or indirectly from the bidder or the issuer of the securities sought.

2.
What is Material Information?

For purposes of these policies and procedures, you should assume that information is material if

(i) it would affect the price of the issuer’s securities if it were public; or (ii) knowledge of this information by a reasonable investor would influence his or her judgment to buy or sell such securities. In either case, such information should be considered material and no trading should be effected or recommended in the issuer’s securities, nor should this information be given to others until the information has been disseminated publicly.

What constitutes material information must be determined on the basis of all of the pertinent facts and circumstances of a given situation. Set forth below is a list of corporate developments which may be material. Of course, this list is not complete, and depending on the facts and circumstances, some of the items listed may not be material. In either event, if you know of any of the following events, negotiations or proposals, or you are doubtful as to the “materiality” of non-public information you received from the issuer or a third person concerning an issuer or its securities, you should consult the CCOs. The list of corporate developments includes:

(1)
joint venture, merger, acquisition, exchange or tender offer;
(2)
the declaration or omission of dividends or the determination of earnings;
(3)
a stock split or stock dividend;
(4)
the acquisition or loss of a significant contract;
(5)
a significant new product or discovery;
(6)
a change in control or a significant change in management;

(7)
a call of securities for redemption;
(8)
the borrowing of a significant amount of funds;
(9)
the public or private sale of a significant amount of additional securities;
(10)
significant litigation;
(11)
the purchase or sale of a significant asset or assets;
(12)
a significant change in capital investment plans;
(13)
a significant labor dispute or disputes with subcontractors or suppliers;
(14)
an event requiring the filing of a report under the Securities Exchange Act of 1934, as amended (hereafter referred to as, the “Securities Exchange Act”);
(15)
establishment of a program to make purchases of the issuer’s own shares;
(16)
a tender or exchange offer for another firm’s securities;
(17)
significant write-offs or changes in a Firm’s earnings or projections;
(18)
significant change in operations such as curtailment of operation, significant decline in orders or major cost overruns;
(19)
defaults on long-term obligations or under the terms thereof;
(20)
cash flow or other liquidity problems such as decreased collection from customers, decrease or loss of credit from banks, suppliers or other financial institutions or inability to meet obligations as they mature;
(21)
a news story or analyst’s report on a Firm will be forthcoming in the immediate future; and
(22)
knowledge or awareness of market activity by other persons designed to increase or decrease the price of a security or which is likely to have an effect.

3.
Political Intelligence (STOCK ACT)

The Stop Trading on Congressional Knowledge (“STOCK”) Act was designed to stop government officials and employees from trading in securities or derivatives based on information or knowledge they derive as a result of their official positions. The STOCK Act did so by amending the Securities Exchange Act and the Commodity Exchange Act to impose an explicit duty on members and employees of Congress, as well as executive and judicial branch officials and employees, with respect to MNPI that they derive from their official positions. Under the Exchange Act, for example, government personnel owe “a duty arising from a relationship of trust and confidence to the United States Government and the citizens of the United States with respect to material, non-public information derived from such person’s position”. The STOCK Act also imposed “tippee liability” by prohibiting any person from knowingly trading on the basis of non- public information imparted by any government officials in breach of a duty. In other words, if a person knows the information received from an employee or official of the Federal Government (collectively, an “Official”) is both non-public and material to a security, and then trades on that information, the person would be engaged in insider trading.

Factors to Consider

So how does the Firm analyze the specific information we receive during a conversation with an Official? As is often the case, much depends on the specific facts and circumstances, but here are some general issues to consider:

•
Setting the stage for the conversation: Does the Official understand who the Firm is and what the Firm does and that the Firm do not want access to information that the Official is not entitled to disclose to the Firm? Stating as much at the outset of a conversation is a good practice to get into and will set the appropriate tone for the conversation.
•
Certainty and specificity of information: Is the information imparted by the Official specific and certain, or more predictive and impressionistic? The more the information tends toward the latter category, the less likely it will be deemed to be material. In other words, a prediction of some future event based on the Official’s own views and understanding of the political climate is not likely restricting information; to the extent the prediction is more definitive in nature (e.g., “we have 54 votes in the Senate to get xyz passed next week”), it may cross the line.
•
Time Sensitivity of the information: If the information is viewed as useful for only a short period of time, it is more likely to be deemed material and non-public.
•
Nature of relationship with the Official: The more the relationship is that of donor-donee, the more suspect authorities may be that the donation made was an attempt to induce the Official to breach his/her duty. (Obviously that does not mean the Firm can’t talk to Officials we support; rather, it is simply one factor to consider when analyzing a given interaction.)
•
Seniority of the Official: Is the Official we are talking to the elected or appointed representative or a staff member of such representative? It is fair to assume that a senior Official will be more familiar with the STOCK act and their duty thereunder than a junior staff member. (Conversely, a junior staff member may be less able to provide the type of definitive information that could pose a problem for us in the first place.)

Unfortunately, as you can see, the above “factors” raise a number of issues to think about but do not provide answers in every case. When in doubt, call a member of the Compliance Department.

4.
“Mosaic” Theory

Firm personnel may be engaged in fundamental research where they are gathering numerous pieces of information in order to assess the merits of investing in a company. Such Firm personnel may obtain individual data points from many sources, each of which is immaterial; these bits of information help Firm personnel analyze the company and, collectively with public information available to Firm personnel and the rest of the market, form a “mosaic” of information on which Firm personnel piece together their investment analysis.

The Mosaic Theory does not permit obtaining any individual piece of information that is itself material (e.g., finding out the revenues or income of a public company for a particular quarter preannouncement), regardless of whether you are obtaining such material information in conjunction with other pieces of the mosaic or not.

If you have any questions or concerns about whether a piece of information that you are gathering falls outside the permissible boundaries of the Mosaic Theory, you must consult with the Compliance Department.

5.
What is Non-Public Information?

Information should be considered non-public unless you can point to some specific fact or event indicating that the information has been disseminated generally to the public, such as disclosure in a press release, over a wire service, on the broad tape, in newspapers or in publicly filed documents.

Information should also be considered non-public even when it has been publicly disclosed until a reasonable period of time has elapsed following disclosure for the information to be “digested” by the securities markets. What constitutes a reasonable period of time will vary depending on a number of factors, including the size of the trading market for the issuer’s securities, the nature, importance and complexity of the information and the method of its distribution.

Generally, a current rumor extant in the marketplace regarding non-public information which is known to you is not sufficient disclosure to permit trading or recommendations to trade or passing on the non-public information to others. However, if unsubstantiated information has been published by a widely circulated public media, you may discuss and disseminate it when its source and unsubstantiated nature are also disclosed.

If you have any doubt whatsoever as to whether information in your possession is inside information you should treat the information as inside information, refrain from communicating it further and promptly notify the CCOs.

6.
No Fiduciary Duty to Use Inside Information

Although the Firm has a fiduciary relationship with the Clients, it has no legal obligation to recommend or to carry out investment transactions in the securities of any company while in possession of information its Supervised Persons know to be MNPI relating to that company. If you have any doubt or uncertainty about whether any particular course of action might give rise to an insider trading or fiduciary duty issue, you should consult with the CCOs or the Firm’s Legal Department.

7.
“Big Boy” Letters

“Big Boy” letters are agreements between investors which address the frequent reality that, as experienced and sophisticated traders, one party to a transaction (usually the seller) has access to non-public information while the other does not, and yet both parties still want to proceed with the sale. To the extent a “Big Boy” letter is requested in connection with a purchase or sale of an issuer’s securities, please contact the Compliance Department.

8.
Use of MNPI

From time to time, Firm personnel receive and/or derive information that could be construed to be MNPI as a result of an investment made, or evaluated on behalf of, one Client and such information could be used to inform the Firm’s investment decisions on behalf of another Client. The Firm has disclosed to the Clients’ investors that it has and will likely use information obtained through work for one Client, subject to the appropriate restrictions applicable to the manner in which the information was obtained and as long as the information is not material to the traded security, to benefit another Client including in making security trading decisions. In such instances, the Firm personnel considering the use of information obtained based on work for one Client to benefit another Client should consider discussing whether it is appropriate to use such information with the CCOs and confirm whether use of such information is consistent with the Firm’s relevant disclosure and applicable rules and regulations.

9.
Use of Industry Experts, Political Intelligence Firms or Similar Consultants

The Firm has adopted the “Expert Network and External Consultants Policy and Procedures” for interactions that Supervised Persons may have with industry experts, political intelligence firms or similar consultants who have access to and who could inadvertently or otherwise communicate MNPI to the Firm (each, an “Expert”). As detailed in the Policy, in certain circumstances Supervised Persons will be required to seek approval from the Compliance Department to communicate with an Expert. Supervised Persons should not speak with an Expert about an issuer to which the Expert owes a duty of confidentiality, or about information with respect to which the Expert owes a duty of confidentiality to any source. In addition, Supervised Persons should not speak with an Expert that (i) is a current employee of a target public company (i.e., a company in which the Firm is intending to invest or already has invested); (ii) is an ex-employee of a target public company until at least two quarterly earnings reports have been issued following termination of employment and three quarterly earnings if the Expert was an “access employee”; and (iii) is a current employee at a current supplier, distributor, dealer, franchisee, customer or party in a special relationship with a target public company and you have reason to believe that the employee has access to the target’s MNPI by virtue of that relationship.

In the event Supervised Persons receive information from an Expert that could be construed to be MNPI about a publicly traded security, such Supervised Person should inform the Compliance Department so that the Compliance Department can make a determination as to whether to place that issuer on the Firm’s Restricted List.

Please refer to the “Expert Network and External Consultant Policy and Procedures“ on the Compliance Department’s page of the Firm’s Intranet.

B.
Confidential Information
1.
Confidential Information Generally

The Firm may obtain knowledge of or access to non-public information concerning current or prospective Firm clients, transactions or other business activities, other companies, entities or transactions, or other corporate, governmental, regulatory or market developments. All such non- public information, from whatever source, and regardless of the Firm’s connection to the information, is “Confidential Information.”

Confidential Information may be derived from various items (including among other things, written materials and magnetic, audio, video or other similar media) or may be learned through conversations. For purposes of these policies and procedures, the scope of what constitutes Confidential Information is intentionally broad, and not limited to any technical or legal definition.

The term Confidential Information also encompasses information that includes MNPI received, directly or indirectly, from an issuer of securities, a client, person or entity to whom the Firm owes a fiduciary duty or duty of confidentiality or the Firm itself (“Inside Information”). Inside Information also includes information from any source that has been “misappropriated.”

2.
Information Security Governance Policy

Employees of the Firm must comply with the Information Security Governance Policy, a copy of which is annexed as Appendix A. The purpose of the Information Security Governance Policy is

(i) to comply with the Firm’s statutory, regulatory, and contractual obligations to safeguard the security and confidentiality of Sensitive Information (as defined below) in a manner consistent with industry standards; (ii) to protect against anticipated threats or hazards to the security or integrity of such information; and (iii) to protect against unauthorized access to, or use of, Sensitive Information in a manner that creates substantial risk of financial loss, identity theft, fraud or reputational harm.

“Sensitive Information” means Personal Information, Financial Information, Health Information (as defined in the Information Security Governance Policy), trade secrets, intellectual property or other valuable proprietary information of the Firm, including relating to its employees, contractors and service providers, its investments and potential investments, and its investors or potential investors collected, received, generated, stored, disclosed or otherwise used by the Firm, including where such Sensitive Information is owned, licensed, stored or maintained by the Firm or on the Firm’s behalf and regardless of the form in which such information is contained.

3.
Confidential Client Information

Non-public information received in the course of a current or potential transactional engagement, whether or not related to a Firm client (“Confidential Client Information”), should be treated as Confidential Information. The Firm will in most instances negotiate an agreement with its clients that provides that confidential information excludes information that was not available to us on a non-confidential basis prior to its disclosure, is not currently available to us, or was developed internally without reference to the information. Examples of Confidential Client Information include, without limitation, developments concerning a Firm’s earnings or business, potential tender offer, merger, acquisition, divestiture, recapitalization or bankruptcy, information relating to a client’s organizational structures, business or marketing plans, financial data, research and development activities, personnel matters and legal strategies. In addition, Confidential Client Information also may include, but is not limited to, any documents, notes or tangible materials that a client has shared in confidence with the Firm. Also, you should be aware that any documents, notes or other tangible materials or information from clients and others may include or contain valuable “trade secrets” or other proprietary business information of competitive sensitivity to the client and others. Information about the existence of a client assignment should likewise be considered Confidential Client Information.

4.
Firm or Proprietary Information

The term Confidential Information also includes non-public information that is the property of the Firm (“Proprietary Information”). Such information includes information regarding our business, internal operations, financial or other condition, our client list and computer programs and trade secrets.

5.
Obligations Regarding Confidential Information

You are prohibited from using any Confidential Information you may obtain for any purpose other than to fulfill your specific job responsibilities as determined by the Firm. Thus, you must not divulge or disseminate any Confidential Information to any person except as authorized by the Firm and as necessary to fulfill the specific responsibilities of your job. If you have any question about whether any specific item of information or any particular document can be provided to someone outside the Firm, you must always err on the side of caution and ask the Compliance Department.

We are deeply committed to protecting Confidential Information, whether that information is entrusted to the Firm by clients, generated within the Firm or obtained from some other source, as well as to avoiding the misuse, or the appearance of misuse, of such non-public information, whether in connection with the trading of securities or otherwise. As a Supervised Person of the Firm, you have the obligation to maintain the confidentiality of all Confidential Information (including Inside Information, Confidential Client Information and Proprietary Information). Furthermore, Supervised Persons may not use Confidential Information in personal trading for their own account or accounts of any member of a Supervised Person’s Family/Household or in advising relatives, friends or other persons with respect to trading in securities.

A violation of the Firm’s policies and procedures regarding Confidential Information may result in dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions.

6.
Handling of Confidential Information Upon Termination of Employment

You remain subject to the prohibitions on disclosure of Confidential Information outside of the Firm after termination of employment with the Firm, until such time as the information has become generally available to the public other than through disclosure by or through you. Proprietary Information may not be disclosed or used outside of the context of the Firm’s business absent express authorization by the Firm.

All Confidential Information, including Inside Information, Proprietary Information and Confidential Client Information, learned or developed in the course of your employment is at all times the exclusive property of the Firm. You are prohibited from exercising ownership or other rights inconsistent with the Firm’s exclusive rights in any such information. This includes all trade secrets, inventions, ideas, writings and other materials conceived, discovered, made, written or produced by or under the supervision of any Supervised Persons that arise out of work performed for the Firm or its clients or that are capable of being used in Firm business.

Upon termination of employment for any reason, you must promptly turn over to the Firm all copies of all documents and other materials, in whatever form maintained (e.g., typewritten, handwritten, tape recorded, saved on computer diskette, flash or external drive), containing, reflecting or otherwise relating in any way to, Confidential Information. This includes, but is not limited to, materials relating to the Firm’s internal operations, such as copies of internal memoranda, excel models and draft and final forms of transactional documents.

7.
Confidentiality Agreements

If Confidential Information is the subject of a confidentiality agreement or other restrictions (i.e., engagement letters) in addition to those set forth here, you must ensure compliance with such agreement or restrictions. Confidentiality Agreements binding the Firm may only be executed by the Firm’s Legal Department. Supervised Persons exposed to Confidential Information subject to such confidentiality agreements or restrictions should be advised promptly of the existence and substance of the same.

8.
Protecting Confidentiality -- the Need-to-Know Principle

Confidential Information should be communicated within the Firm and to outside lawyers and other consultants only if the recipient of the information (i) has a legitimate need to know in connection with his or her duties and (ii) has no responsibilities or duties -- whether to the Firm or to its clients -- that are likely to give rise to a conflict of interest or misuse of the information.

9.
Protecting Confidentiality – Document and Information Controls

You must safeguard documents and other materials that may contain Confidential Information. Whenever practicable, you should make efforts to close your office door when leaving your office while materials that contain Confidential Information are in public view. In work areas without doors, take appropriate steps (such as using locking file drawers or cabinets) to secure materials that contain Confidential Information from public view when leaving the areas. Documents which may contain Confidential Information and constitute business records or are the subject of a litigation hold should be maintained and not disposed of under any circumstances. However, in all other instances disposal of documents or other materials which may contain Confidential Information should be by shredding or the use of secure disposal containers, not by discarding in the trash. Thus, for example, you should not discard in trash receptacles documents that disclose client or transactional party identities, such as working group lists and code name and number lists.

Project code names and numbers may also be assigned to projects upon the acceptance of a client assignment or the active consideration of involvement in a transaction. If assigned, these should be used whenever practicable in documents, materials, and discussions inside and outside the Firm.

When individuals join or Supervised Persons leave the Firm, precautionary steps should be taken if necessary to protect against disclosure or misuse of any Confidential Information.

10.
Protecting Confidentiality Outside the Firm

Special care should be taken not to disclose Confidential Information inadvertently. Accordingly, names of companies or of persons or products associated with such companies should not be mentioned in discussions outside of the office such as in elevators, taxicabs, airplanes and restaurants. You should be careful not to expose materials containing Confidential Information removed from the office to public view while in use or otherwise. For example, you should generally refrain from reviewing documents containing Confidential Information while using public transportation.

Materials containing Confidential Information should be removed from the Firm’s offices only for bona fide business reasons. If they are taken from the office, they should be secure from public view. Whenever practicable, such materials should not be discarded outside of the Firm’s offices; if so discarded, this should be done in such a way so that Confidential Information is not retrievable.

The same principles and care applied to protecting Confidential Information when traveling also apply to working from home. You should be mindful of those that could potentially see or hear Confidential Information (such as family members, guests, and contractors), and take steps to protect such information.

Materials containing Confidential Information delivered by the Firm or outside messengers to locations outside the Firm’s offices should be sealed to prevent unauthorized access and delivered only to a doorman (or other person) at the place of delivery, not left on a doorstep or other unsecured area.

Also, when sending faxes, e-mails or voicemail outside of the Firm, care should be taken to ensure that the document or message goes only to the intended recipient and is not inadvertently disclosed to anyone else outside the Firm.

11.
Sensitive Areas and Visitors to the Firm

Persons from the outside attending meetings at the Firm should not be permitted access to areas not related to the purpose of their meeting. Visitors should not be allowed to frequent the non- public areas of the Firm unescorted; rather, they should be escorted to their specific destination. As a general rule, visitors should not be left unattended in the offices of employees or other areas where they may be exposed to Confidential Information, whether for the purpose of making a telephone call or for any other purpose.

Supervised Persons should not reveal client or deal names, or the subject of meetings, to visitors. When visitors arrive, they should be asked who they are here to see, not whether they have come for a specifically identified meeting.

You should check office areas, conference rooms and workrooms for materials containing Confidential Information prior to bringing outside persons into these areas. Limit access to offices,

conference rooms and workrooms in use when such rooms are left unattended while materials containing Confidential Information are left inside them. For example, whenever practicable, outsiders should be encouraged to use specifically designated phones. When finished with a conference room or workroom, please ensure that materials containing Confidential Information are removed or properly discarded. Be careful not to leave materials that contain Confidential Information in or around copying machines, telecommunications equipment, reception or other areas open to general access.

You must avoid discussing Confidential Information in the reception area, halls and other public areas of the Firm. Care should be taken in announcing visitors or telephone calls when other persons are present in or around the reception area, or other areas where such announcements are made. To the extent practicable, reception or secretarial records, such as telephone message books, should be kept out of public view.

Supervised Persons should be sure they are not overheard when discussing matters involving Confidential Information on the telephone or otherwise. For example, speaker telephones should generally be used in a manner so that others not involved in a particular call are not exposed to such information. Supervised Persons should also be careful to avoid the disclosure of Confidential Information when using cellular phones. Supervised Persons using computers should be careful not to leave Confidential Information displayed on the viewing screen when they leave the computer or terminal unattended.

12.
Inadvertent Disclosure of Confidential Information

To avoid inadvertent disclosure of Confidential Information or the appearance of such, you should not engage in discussions relating to “deal” or “rumor” securities with persons or entities outside the Firm, except in the course of conducting business for the Firm. This admonition is applicable even in cases where neither you nor the Firm has Confidential Information concerning such securities.

Supervised Persons should be careful not to reveal to persons outside the Firm whereabouts of professionals who are out of the office unless authorized to do so. Inquiries should be answered in general terms. If an outside person urgently needs to reach the CCOs or another Supervised Person, the CCOs or Supervised Person should be sent a message about the outside persons inquiry. (This precaution obviously does not apply in the case of inquiries from family members or other Supervised Persons.)

13.
Temporary Personnel

Temporary personnel such as temporary secretaries may be required to execute a short form confidentiality agreement. The agreement requires them (i) to maintain the strict confidentiality of all information that they come in contact with at the Firm; (ii) not to disclose any such information to any person outside the Firm; and (iii) not to make use of any such information other than in connection with work for the Firm.

14.
Conflicts of Interest

If you have an actual or potential conflict of interest with a client on whose behalf you are asked to work, or if you have any question in your mind whether you can give a client your undivided loyalty, you have an obligation to the Firm and its clients to make any such problem affecting any particular client known to the CCOs. In this way, we can endeavor to work out a method of addressing such problem in a way that is satisfactory to all concerned (the Firm, the client and you).

C.
Web Scraping

Generally, web scraping – or data scraping – refers to the use of automated data collection techniques – or “bots” – to collect and analyze on-line website data. The legality of web scraping varies across the world and in the United States, and website owners have brought various claims against web scrapers, including breach of contract claims (namely violating a website’s “Terms of Use”), claims that the data collection process or bots illegally interfered with a website’s functionality, Computer Fraud and Abuse Act claims and copyright infringement claims.

Determining whether a proposed data collection project or technique can be utilized by Firm personnel involves not only an analysis of governing law, but also a unique facts-and- circumstances analysis of the project itself and the website(s) in question. In short, there is no bright line policy that can be instituted for all potential web scraping projects. Rather, if Firm personnel are interested in pursuing a specific web scraping project, whether directly or via a third- party service provider, they must first contact the Compliance Department to obtain pre-approval.

D.
Market Manipulation Policy
1.
Overview

It is essential that no Supervised Persons of the Firm engage in any activity the purpose of which is to interfere with the integrity of the marketplace. Among other things, intentionally manipulating the market, as discussed below, is a violation of the federal securities laws and of the Firm’s policies and standards of conduct.

2.
Policy

Supervised Persons may not engage in any deceptive practice intended to manipulate the market in an issuer’s publicly-traded securities. Examples of such practices are provided below under “Legal Background.”

3.
Legal Background

The term “manipulation” generally refers to any intentional or deliberate act or practice in the marketplace that is intended to mislead investors by artificially controlling or affecting the price of a security traded in such marketplace. For example, manipulation may involve efforts to stimulate artificially the public demand for a stock or to create the false appearance of actual trading activity. Practices that may be intended to mislead investors by artificially affecting market activity and thus may constitute manipulative acts include, but are not limited to:

(1)
portfolio pumping (submitting orders to purchase securities held in a Client near the close of trading on the last day of a period for which the Client’s performance will be reported (e.g., quarter-end));